Exhibit 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement ("Agreement") entered into this 25th day of June 2013 (the "Execution Date") by and between Santeon Group Inc., a Delaware corporation on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as, the "Santeon"), and Ahmed Sidky who resides at 21042 Lovell Court, Sterling VA 20164 (the "Employee") (Santeon and the Employee are collectively referred to herein as the "Parties").

The Employee's last day of employment with Santeon is June 14, 2013 (the "Separation Date"). After the Separation Date, the Employee will not represent himself as being an employee, officer, attorney, agent or representative of Santeon for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for Employee for all purposes, meaning Employee will no longer be entitled to any further compensation, monies or other benefits from Santeon including coverage under any benefits plans or programs sponsored by Santeon unless otherwise stated herein.

1.
Santeon's Waiver and Release and Employee Representations. Santeon expressly waives and releases any and all claims against the Employee that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties' execution of the Agreement; (b) Employee's breach of any terms and conditions of the Agreement and (c) Employee's criminal activities or intentional misconduct occurring during Employee's employment with Santeon.

The Employee specifically represents, warrants and confirms that:

a.	he has no claims, complaints or actions of any kind filed against Santeon with any court of law, or local, state or federal government or agency;

b.
he has been properly paid for all hours worked for Santeon, and that all commissions, bonuses and other compensation due to him has been paid with the exception of (i) the outstanding the unpaid salary accrued in the financial years 2010 and 2011 in the sum of $122,036.30 (which is the sum of the unpaid salary less payments made). The sum of which shall be paid to Employee in twenty (20) installments, nineteen (19) in the sum of $6,101.82 and one (1) in the sum of $6,101.72 in accordance with the normal biweekly pay periods less all federal and state tax and other statutory withholdings; and (ii) the business-related expenses in the sum of $2,060.94 that will be reimbursed immediately following execution of this Separation Agreement; and

c.
he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of Santeon. If any of these statements are not true, the Employee cannot sign this Agreement and must notify Santeon immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require Santeon review and consideration.

2.
Separation Benefits. In consideration for Employee's execution and non-revocation of this Agreement on or before June 25, 2013 and compliance with this Agreement, including the waiver and release of claims in Section 1 Santeon agrees to provide the following benefits:

a.
Employee shall receive the amount equal to twenty-five per cent (25%) of his actual earnings for the financial year 2012, which is equal to the sum of $43,269.25. This amount shall be paid in twenty installments (nineteen (19) in the sum of $2,163.46 and one (1) in the sum of $2,163.51) and shall be subject to all federal and state tax and other statutory withholdings;

b.
If the Employee timely and properly elects COBRA continuation coverage under Santeon’s health plan, the Employee shall only be required to pay fifty percent (50%) of the coverage rates, as in effect from time to time, until December 31, 2013 unless otherwise terminated earlier by Employee. At the conclusion of this covered period, the Employee shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

c.
Employee’s stock options granted under the 2012 Santeon Employee Incentive Stock Option Plan shall be subject to accelerated vesting and shall immediately vest on the Execution Date subject to Employee undertaking to exercise the options within 90 days of the Execution Date.

d.
Upon the Employee's signed request, Santeon will provide the Employee and/or a prospective employer written confirmation of the Employee's employment with Santeon including his dates of employment and salary information.

3.
Release of Claims. In exchange for the consideration provided in this Agreement, the Employee and his heirs, executors, administrators and assigns (collectively the "Releasors") forever waive, release and discharge Santeon from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, that Employee has ever had against Santeon by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of his execution of this Agreement, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, and ALL STATE AND LOCAL STATUTES THAT MAY BE LEGALLY WAIVED THAT EMPLOYEES COULD BRING EMPLOYMENT CLAIMS UNDER, INCLUDING ANY STATE OR LOCAL ANTI-DISCRIMINATION STATUTE, WAGE AND HOUR STATUTE, LEAVE STATUTE, EQUAL PAY STATUTE AND WHISTLEBLOWER STATUTE and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers' compensation or unemployment laws, and/or any claims that cannot be waived by law.

4.
Restrictive Covenants: On May 12, 2010, you executed your Employment Agreement in which you agreed to be subject to Santeon’s Company Policies, which includes but is not limited to Confidentiality, Non-Compete, Non-Solicitation of Customers, Non-Solicitation of Employment with Customers, Non-Solicitation of Employees and Non-Disparagement. These policies can be found in Santeon’s Employee Handbook, a copy of which was sent to you via E-mail on September 18, 2012. These agreements survive your employment with Santeon and remain in effect until June 14, 2015. Violation of this Clause 4 by Employee will be deemed a breach of the Separation Agreement and entitle Santeon to relief under Clause 6 below.

5.	Knowing and Voluntary Acknowledgement. Employee specifically agrees and acknowledges that:

a.	Employee has read this Agreement in its entirety and understands all of its terms;

b.	Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement;

c.
Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled;

d.	Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and

e.	Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with Santeon.

6.
Restrictive Covenant Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Further, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, Employer may temporarily suspend the payments as outlined in Clauses 1(b) and 2 above until the breach or threatened breach has been remedied to Santeon’s satisfaction.

7.	Successors and Assigns.

a. Assignment by the Employer. To the extent permitted by state law, Santeon may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Santeon. This Agreement shall inure to the benefit of Santeon and its permitted successors and assigns.

b. No Assignment by the Employee. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

8.
Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Delaware without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Delaware. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9.
Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and Santeon pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chief Executive Officer of Santeon, Inc. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

12.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.
Attorneys' Fees. Should either Party breach any of the terms of the continuing obligations referenced herein, to the extent authorized by state law, the breaching party will be responsible for payment of all reasonable attorneys' fees and costs that the non-breaching party incurs in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

15.
Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Santeon makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Santeon be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

16.	Notice. Employee agrees to notify any subsequent employer of the restrictive covenants referenced in this Agreement.

17.	The parties hereby agree to negotiate in good faith the terms of a consulting agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

SANTEON GROUP INC.

By:	/s/ Ashraf M. Rofail
Name:	Ashraf M. Rofail
Title:	Chairman and CEO

EMPLOYEE

Signature:	/s/ Ahmed Sidky
Print Name:	Ahmed Sidky